EXHIBIT 99.2

TRANSCRIPT OF CONFERENCE CALL

RadNet, Inc.
Third Quarter 2011 Earnings Conference Call
November 9, 2011

Operator:
Please stand by, we’re about to begin.  Good day ladies and gentlemen.  Welcome to RadNet Inc. Third Quarter 2011 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.  I would now like to remind everyone that today’s conference is being recorded.

I would now like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Inc.  Please go ahead, sir.

Mark Stolper:
Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s third quarter 2011 earnings results.  Joining me on the call today is Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet

Before we begin, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated among others, are forward-looking statements within the meaning of the Safe Harbor.  Forward-looking statements are based on Management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s Annual Report on Form 10-K for the year ended December 31st, 2010, and RadNet’s Quarterly Report on Form 10-Q for the three month period ended September 30th, 2011.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the day they were made, or to reflect the occurrence of unanticipated events.

And with that, I would like to turn the call over to Dr.  Berger.

Dr. Howard Berger:
Thank you Mark and good morning everyone and thank you for joining us today.  On today’s call, Mark and I plan to provide you with highlights from our third quarter 2011 results, give you more insight into factors which affected this performance and discuss in more detail the acquisition and related financing we completed yesterday and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I want to thank all of you for your interest in our company and for dedicating a portion of your day to participate in our conference call this morning.

I’d like to begin today’s call by discussing yesterday’s exciting news regarding our completed acquisition of substantially all of the U.S. based operations of CML HealthCare.  Specifically we acquired two clusters of centers consisting of our largest competitor in Maryland called American Radiology Services, or ARS, and a new regional operating platform of five centers in Rhode Island called The Imaging Institute.  This is a very significant transaction for us.  For some time now I have talked about industry factors that are changing and reshaping the imaging landscape.  Significant pressures over the past four years have redefined the recipe for success in our industry.  Today, more than ever, reimbursement continues to be depressed and future rates are uncertain.  Capital needed to maintain equipment and facilities is scarce.  Utilization of imaging services is being controlled more closely through preauthorization processes, and referring physicians, patients and health plans are demanding a greater level of service, clinical and technological capabilities.  The traditional mom and pop local imaging center is unable or incapable of making the necessary changes to effectively address these pressures.  As a result, they are suffering; scale, geographic density, sophisticated IT solutions and multi-modality service offerings are becoming necessary for long-term survival and success.  As a result, small and mid-size operators are more interested today in participating in interesting—in industry consolidation in hopes of securing a more stable and more certain future.

The transaction we announced yesterday with CML, in particular as it relates to the ARS subsidiary in Maryland, is an example of these industry factors at work.  The combination of RadNet’s existing advanced and community radiology centers along with the newly acquired American Radiology facilities provides a network of centers that are unmatched in the mid-Atlantic.  We now have a total of 61 facilities in the state of Maryland.  As such, we believe we’ll be able to offer our patients, the referring physicians and regional health plans imaging solutions with greater efficiency and higher quality service models than our smaller competitors.  Our resulting network of centers positions us to more seriously pursue opportunities for capitation, utilization, risk takings of sharing and other mutually beneficial contrast-mean (sp?) arrangements.

Rhode Island represents a different but similar setting opportunity for us.  The cluster of five facilities represents a new operating platform for RadNet in New England.  The entry into Rhode Island, a market of approximately 1 million people, is our first foray into a Certificate of Need, or CON, state.  We are aware of additional assets that may be available for consolidation in Rhode Island and neighboring states and we are eager to spend more time in this market to analyze and assess growth opportunities.  We will be patient in familiarizing ourselves with these opportunities in this region and we will methodically devise a strategy in concert with current local management and physicians.  As this unfolds, we look forward to updating you more in the future.

Combined ARS and The Imaging Institute should provide us initially about 70 million of new annualized revenue.  With some time and dedication to our platform, we believe these centers should enjoy similar operating margins at the facility level to those of the existing RadNet facilities.  My management team and I welcome the employees and physician group members of both of these organizations to the RadNet family.  We look forward to closely working with our new organizations and believe firmly in the cross-pollination of best practices.  This means we approach the integration of the acquisitions with an open mind; we are willing to be both teacher and student and hope the subjectivity will benefit our entire organization with sharing of best practices.

In conjunction with the acquisition, I am very pleased to report that we have increased the commitment under our existing revolving credit facility by $21.25 million to a total of 121.25 million.  A testament to the commitment of and support from our existing group of revolving lenders and investment banking advisors is that we were able to raise this money in a time of very difficult and uncertain global capital markets.  We stated in the past that if we pursued a disciplined acquisition strategy characterized by attractively priced and strategically important targets, we would be able to raise the necessary capital to support us.  I believe our recent acquisition and financing demonstrates this.

Aside from the announced acquisition and related financing, our business continues to be stable in an operating environment that remains challenged.  As Mark will detail in his upcoming remarks, on an aggregate basis we drove high single-digit revenue growth and positive same center volumes.  But for Hurricane Irene and an adjustment we booked to our contractual allowance related to our beginning-of-year estimate for a reimbursement change, we would have experienced similar growth in our Adjusted EBITDA over the comparison to last year’s third quarter.  I am very pleased with this and am encouraged by record volumes that we have experienced in October, subsequent to the quarter’s end.  Our performance continues to diverge from imaging industry and general healthcare industry volume trends.  Physician often (sp?) visits remain at decreased levels from 2010 according to IMS Health and other leading healthcare research sources.  Unemployment remains at 9% nationally and approximately 12% in California, our largest market.  Despite this, our marketing teams and regional operators are working harder than ever to capture incremental business from our competitors of the free-standing imaging centers and local hospitals alike.

Despite not being able to predict today’s operating environment would be or how long the recession would be sustained, our trailing 12-months revenue of $598 million and Adjusted EBITDA of 113.4 million are squarely within our guidance levels we set at the beginning of 2011.

Our recent expansions in teleradiology, information technology and oncology, particularly in the field of breast cancer, are taking form and continue to help us uncover growth opportunities we might otherwise not identify.  We have begun to see crossover marketing opportunities as a result of the recent diversification strategies through the relationships we have made during the three decades of RadNet’s owing and operating free-standing imaging centers and new relationships we continue to make through our core business, we are identifying opportunities for our newly acquired businesses.  Many of the new business opportunities in our sales pipeline for Imaging On Call, our teleradiology and professional staffing services subsidiary, and eRAD, our information technology division, have come about through existing RadNet relationships.  In essence, we are seeing the beginning of our diversified businesses complementing each other and driving cross-selling opportunities.  We will continue to aggressively pursue joint venture models with hospitals and health system partners as illustrated in this multidimensional approach we announced several months ago with Pioneer Health System in the Imperial Valley of California.  We hope to be in a position to announce some of these partnership relationships in the coming months.

At this time I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our third quarter 2011 performance.  When he is finished, I will make some closing remarks.

Mark Stolper:
Thank you Howard.  I’m now going to briefly review our third quarter 2011 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements as well as provide some insights into some of the metrics that drove our third quarter performance.  Lastly, I will reaffirm our previously announced 2011 financial guidance levels.

In my discussion, I will use the term Adjusted EBITDA which is a non-GAAP financial measure.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity compensation.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taking place during the period.  A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our third quarter 2011 results.

For the three months ended September 30th, 2011, RadNet reported revenue and Adjusted EBITDA of $150.8 million and $27 million, respectively.  Revenue increased $10.8 million or 7.7% over the prior year same quarter and Adjusted EBITDA decreased $1 million or negative 3.7% over the prior year’s same quarter.  Revenue and Adjusted EBITDA were negatively impacted by an estimated $1 million from the effects of Hurricane Irene in late August and a $1 million reserve we made to our contractual allowance account related to revising our beginning of the year estimate of the reimbursement effects from the bundling of CT procedure codes of the abdomen and pelvis.

With respect to Hurricane Irene, many of our New York Metropolitan centers experienced significant cancellations or were unable to perform patient exams because of power outages.  Similar to when we’ve experienced severe weather conditions in the past, scanning slots when cancelled are never fully made up.  Although we lost material patient volume, none of our facilities experienced structural or equipment damage and our business rebounded nicely in September.

The $1 million revision of our estimated reimbursement impact from the new bundling procedure code for the CT of the abdomen and pelvis is an increase to the $8 million estimated impact we made at the beginning of 2011.  Our original projection was predicated upon estimating the number of CT exams of the abdomen and pelvis we might complete in 2011 and the prices we would ultimately negotiate with our many private payors in each of our individual markets.  You may recall that for 2011 CMS combined CPT billing codes for the CT of the abdomen and CT of the pelvis when these procedures are performed in the same session on a patient.  Prior to January 1, 2011, we were reimbursed for each exam separately but such reimbursement was subject to the contiguous body part reduction.  The vast majority of private payors had not set a price for the combined code as of the time we made our estimate and throughout the year we entered into separate negotiations with each of our major private payors to set prices.  The addition of the $1 million reserve trues up our original estimate with what we currently believe is the full year impact of this change will be.  We will revisit this estimate in the fourth quarter to ensure that our revised estimate is reflecting actual collections and accrued net revenue.

Aside from these two factors that impacted our third quarter, we were pleased that for the fourth consecutive quarter same center procedural volume increased.  Same center procedural volume increased 2.5% as compared to the third quarter of 2010.  This improvement combined with strong per-day October procedural volumes gives us encouragement for the remainder of 2011.  We continue to believe we are picking up share in our local markets in what remains a difficult operating environment.

For the third quarter of 2011 as compared with the prior year’s third quarter, aggregate MRI volume increased 12.1%, CT volume increased 4.6% and PET-CT volume increased 0.6%.  Overall volume, taking into account routine imaging exams inclusive of x-ray, ultrasound, mammography and other exams, increased 8.3% over the prior year’s third quarter.

In the third quarter of 2011, we performed 917,255 total procedures.  The procedures were consistent with our multi-modality approach whereby 78.1% of all the work we did by volume was from routine imaging.  Our procedures in the third quarter of 2011 were as follows:  112,551 MRIs compared with 100,387 MRIs in the third quarter of 2010; 83,354 CTs as compared with 79,725 CTs in the third quarter of 2010; 5,132 PET-CTs as compared with 5,099 PET-CTs in the third quarter of 2010; and 716,218 routine imaging exams compared with 661,357 routine exams in the third quarter of 2010.

Net income for the third quarter of 2011 was 39,000, or roughly breakeven per diluted share, compared to a net loss of 285,000 or negative $0.01 per diluted share reported for the three-month period ended September 30th, 2010, based upon weighted average number of shares outstanding of 38.5 million and 37.0 million for these periods in 2011 and 2010, respectively.  This represents in improvement in our net income for the quarter of approximately $324,000.

Affecting operating results in the third quarter of 2011 were certain non-cash expenses and non-recurring items including $709,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants; 316,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $331,000 net gain on the disposal of certain capital equipment which primarily resulted from the property and casualty insurance settlement proceeds; $719,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities; and $1.4 million gain from our interest rate swaps net of amortization of an accumulated comprehensive loss existing prior to April 6th, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2011 was $13.2 million.  This compares with GAAP interest expense in the third quarter of 2010 of $12.8 million.  The increase is primarily due to incremental net debt on our books resulting from an increased revolver balance.

For the third quarter of 2011, provision for bad debt expense was 5.75 of our revenue, compared with 6% for the average of the full year of 2010.

As discussed by Dr. Berger, in conjunction with our completed acquisition of the CML U.S. operations, we received additional commitments of $21.25 million under our existing revolving credit facility.  The commitments were designed to enable us to complete the CML acquisition and others we might pursue in the future while providing the necessary liquidity required to run our business.  The existing senior secured revolving facility, including the incremental commitments, is a floating rate facility and we may request the interest rate be based upon LIBOR, subject to a 2% floor plus an applicable LIBOR margin of 4.25%.  The tenor of the incremental facility is co-terminus with the existing revolver which matures on April 6th, 2016.  We are very gratified that we have a group of committed lenders and investment banking advisors who continue to support the Company and our capital requirements to fund growth.

With regards to some specific balance sheet accounts, as of September 30th, 2011, we had $523.7 million of net debt and we were drawn down $30.3 million on our $121.25 million revolving line of credit, primarily the result of our acceleration of cash capital expenditures and the purchase of Imaging On Call and Diagnostic Health Corporation in the first two quarters of 2011.  This is an increase in our net debt of $2.4 million compared with June 30th, 2011.

Since December 31st, 2010, accounts receivable increased approximately $25.9 million, primarily the result of accounts receivable from acquired entities during the first and second quarter and from holding certain billings related to specific payors with whom we are in negotiation regarding the pricing of specific procedures, predominantly those of the CT of the abdomen and pelvis.  Our net days sales outstanding, or DSOs, was 63 days, an increase of approximately nine days since year end 2010.

During the third quarter of 2011, we repaid $3.8 million of notes and leases payable, had cash capital expenditures net of asset dispositions and property and casualty insurance proceeds of $9.1 million.

At this time, I’d like to reaffirm our 2011 fiscal year guidance levels which we released in March as part of our 2010 fourth quarter and full year earnings press release.  For our 2011 fiscal year, our guidance ranges are as follows:  revenue, $575- to $605 million; Adjusted EBITDA, $110- to $120 million; capital expenditures, $35- to $40 million; cash interest expense, $45 million to $49 million; and free cash flow, which we define as Adjusted EBITDA less total capital expenditures and cash interest expense, our guidance range is $25 million to $35 million.

We are tracking according to our plan to achieve our guidance.  Incorporating our results this quarter, on a trailing 12-month basis we are at the midpoint of our 2011 guidance ranges for revenue and Adjusted EBITDA.  Our trailing 12-month revenue is $598 million and our Adjusted EBITDA is $113.4 million.

I would now like to take a few minutes to give you an update on 2012 reimbursement, focusing on Medicare which remains 20% of our revenue.  As we discussed on our last earnings call in August, we completed an analysis of the Medicare proposed rules released a month earlier in July focusing on the top 10 most common CPT codes by modality by comparing those rates to 2011 rates.  We volume-weighted our analysis using expected 2011 procedure volumes.  Our initial analysis showed a decrease of approximately 2% for 2012 Medicare rates representing an estimated $2.5- to $3 million revenue decrease for RadNet in 2012.  Last week, we received CMS’s final rule governing Medicare reimbursement rates for 2012.  Our preliminary analysis of the final rule is consistent of that—the proposed rule in July.  We project a $2.5- to $3 million revenue decrease for next year.  Our analysis noted several items of interest.  First, approximately half of the impact to RadNet is the result of an approximately 45% decrease in the reimbursement for the DEXA modality from about $115 per scan in 2011 to about $65 per scan in 2012, depending upon the Medicare region.  DEXA, or Dual-energy x-ray absorptiometry is commonly used as a bone mineral density exam for osteoporosis.  Second, Medicare made a downward adjustment to many of the geographic practice cost indices, or what we call gypsies (sp?), which are used to reflect the variation in practice costs from area to area.  A gypsy has been established for every Medicare payment locality and in 2012 many of these gypsies will be decreased between 1 and 6%.  This is unusual as CMS has held these gypsies relatively constant in recent years.  Third, the hospital outpatient prospective payment system, or HOPPS fee schedule in 2012, will increase by 1.9% which will partly mitigate the effects of the first two items I mentioned.  As many of you may recall, outpatient imaging is subject to the lower of the Medicare fee schedule which is affected by the DEXA and gypsy change, and the HOPPS rates, thus in circumstances where reimbursement for procedures fall under HOPPS and HOPPS is increased, we benefit from the increased reimbursement.

So in conclusion, we are comforted that the final Medicare rule for 2012 is no worse than that which was proposed back in July.  As we said in August, we are confident cost-cutting measures we have in place for next year will fully mitigate the CMS revenue loss from the 2012 fee schedule.

I’d like now to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard Berger:
Thank you Mark.  This fourth quarter of 2011 represents a milestone for RadNet for several reasons: number one, the five-year anniversary of the RadNet acquisition of Radiologix in November 2006; number two, the acquisition of the CML, the U.S. assets, as announced yesterday and discussed in my opening comments today; number three, the starting of the first hospital radiology out—department professional staffing contract for both on-site and teleradiology services by our professional services division, IOC, and which not coincidentally is in the state of Maryland; number four, the beginning of the implementation of the new RadNet PACS RIS system which is expected to be completed by the fourth quarter of 2012 and which will put all RadNet centers on the same IT platform.  This initiative will include voice recognition and meaningful use applications which all together will result in substantial permanent cost reductions that will be realized throughout fiscal year 2012 and then fully in fiscal year 2013.

RadNet remains a very small part of a $100 billion industry, however we continue to distance ourselves from our competitors in our chosen core markets where we have been building scale and prominence.  Despite extremely difficult operating conditions, I believe we are demonstrating the strength of our operating model and our performance continues to diverge from that of many industry competitors.

In summary, we remain optimistic about RadNet’s prospects and business opportunities for growth and look forward to updating you about our progress in the fourth quarter earnings call.

Operator, we are now ready for the question and answer portion of the call.

Operator:
Thank you.  If you would like to ask a question, please signal by pressing the star key, followed by the digit one, on your telephone keypad.  If you are using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press star, one, to ask a question.

And we’ll go ahead and take our first question from Art Henderson with Jefferies & Company.

Art Henderson:	Yes, it’s actually Brian. How are you doing?

Dr. Howard Berger:	Hey, Brian.

Art Henderson:	Mark, the first question, on—well, I guess for both of you guys—on CML, you know, we remember this asset, obviously, from 2007, when it was auctioned off, and you’re paying much less for than what it went for back then. So, I just wanted to get a sense of, you know, what is the state of these assets today and what are the integration hurdles that you have to get through and sort of the integration strategy that you have for CML?

Dr. Howard Berger:
Brian, hi, it’s Dr. Berger, I’ll take that one for you.  Well, I think the reason why we were able to acquire these assets at a very attractive pricing for us is really a reflection of a system of operation and management that does need quite a bit of fixing.  That being said, we’ve gone through the process of integration of a much larger company than the CML US assets, when we acquired Radiologix in 2006.  So, integration centers into the RadNet is something that we do routinely with all of our acquisitions, and in this particular case the integration is probably even easier given the fact that they are really in the same marketplace as our largest presence on the East Coast here in Maryland.

That being said, I think the challenge or us is no different than acquiring two or three centers, in the sense of moving various systems for both corporate and center level functions onto various RadNet platforms.  What we’re most encouraged about is that these are quality assets, quality people, both at the professional and the technical level, and that they blend very nicely in with our general RadNet performance, in terms of quality of centers and quality of equipment.  We see feel very little immediate need for capital investment in these centers as they have been very well maintained by CML, and the challenge and ultimate goal is to get these centers, which we are very confident, to perform at levels consistent with the rest of the RadNet centers, particularly those here in Maryland which are some of our busiest in the entire organization.

The challenge, if you will, is something that we are very used to and we go through a process called RadNetization, and that process began yesterday and will continue at a very aggressive pace.   Unlike perhaps other acquisitions and somewhere down the road, one of the interesting opportunities here is that there also eventually will be site level consolidation, which is an additional benefit that we don’t traditionally see when we go into other acquisitions in some of our markets.  So, both at the center level and at the corporate level, we believe there’s a very substantial upside.

The other thing I don’t want people to lose sight of is that these assets are part of a bigger strategy that is very much reflective of the general philosophy at RadNet, and that is to be a very relevant player in the markets that we operate in.  In particular, with Maryland, I believe that the opportunity has come where I think the dialogue between us and the 80% of our business which is non-Medicare could take on different proportions in a number of ways that should be exciting as health care continues to reform and as the industry continues to consolidate.

Brian:	Dr. Berger, is it safe to assume that, let’s just say, once the integration process is done that you can get the margins up for those centers pretty much at the RadNet level, which is, you know, at 19%, give or take?

Dr. Howard Berger:	Yes, we’re confident that we can get somewhere in that 15 to 20% range, but this will not happen overnight. It will be a process that we want to do carefully and very astutely here, because these are generally very good centers, with good people and good volumes, so we need to give them the opportunity to perform like RadNet centers, but without interfering with any of the current referrals and service levels that they have achieved very nicely over many years as being the major competitor in this market with RadNet.

Brian:	Okay. Then, Mark, I just notice that there was margin compression, you know, on the EBITDA for Q3 and I was wondering if—obviously, you had some impact from the hurricane, but outside of that, is there anything that we should be looking at in terms of the expense lines that would normalize or is this a new run rate for margins?

Mark Stolper:
Yes, there’s nothing really extraordinary.  I mean, the $1.0 million hit to EBITDA, you know, from the additional reserve we took, you know, it makes a big impact on the margins when comparing year-over-year.

The other thing I should point out is that, if you recall, we’ve purchased eRad and Imaging On Call, which adds a fair amount of revenue to us, but at this point not a whole lot of EBITDA contribution.  As we stated when we acquired those acquisitions, that, for eRad, in particular, our first focus is primarily an internal program to install eRad throughout our system, both on the RIS and the PACS side, which will provide substantial cost savings in the neighborhood of $2-3 million a year.  While we haven’t yet installed eRad throughout the RadNet facility, as Dr. Berger mentioned in his prepared remarks, that will occur throughout 2011.  We’ll see a lot of that benefit in—I’m sorry, that’ll occur in 2012.  We’ll see a lot of benefit in 2013.  Then, Imaging On Call also was a company that had very little EBITDA but is very, very strategic for us in our discussions around partnerships with hospitals and health systems, where being able to do teleradiology, as well as on-site staffing, is a key part in a comprehensive relationship that we’re entertaining with a number of partners, which will include those capabilities, as well as being able to operate outpatient imaging centers in conjunction with the ownership of the hospital or health system in the community.

So, the fact that we’ve added revenue for those two operations, as well, with very little EBITDA contribution, created a small structural change in our operating margins, but I would expect going forward that we should be in sort of the 18 to 20% range.

Brian:	Mark, speaking of eRad, how big is that business for you now and have you been able to drive growth in that since you acquired or is it still kind of like in the selling process right now?

Mark Stolper:	Yes, the business for us about $5 million of revenue, so it remains relatively small. It was slightly smaller than that. I think the business is doing fine, we’re having some small wins of additional customers, but we’ve been very much focused on some development programs that we have, to roll out a very robust RIS program for us in 2012, which will include things like speech recognition and web portals and other technologies which we think will not only save us money in terms of our transcription program, but will also create more marketing benefits that we can sell to referring physicians, by enabling them to see images and reports on line and other capabilities. So, we do expect that business to grow in the future, but the focus has been more internal.

Brian:	Then, Imaging On Call is the same, I’m guessing?

Mark Stolper:	Imaging On Call has been fairly stable. We’ve had some nice wins in that business. RadNet, through our relationships, has brought it some business, but from where it was at the—I mean, remember, we only bought it at the beginning of the year, so there hasn’t been much time here, but I would call it stable to slightly growing at this point.

Brian:	Okay. Thank you.

Dr. Howard Berger:
Brian, I’ll just add to that.  The revenue, on an annualized basis, from IOC currently is about $10 million, so that between IOC and eRad we have about $15 million of revenue which at the present time contributes very little, if any, significant EBITDA.  So, that is, as Mark accurately pointed out, one of the reasons why margin compression has occurred.  Remember, neither of these were really present in the third quarter of last year, so we have a lot of revenue without EBITDA, number one.  Both of those are growing and, as I mentioned in my remarks, on October 1st we began our first full hospital staffing contract which will generate quite a bit of revenue for IOC, and we’re optimistic that there could be more of these in the offing.

The other thing I want to mention—and we will give more color to this in our fourth quarter earnings call—is that the implementation of our new RIS/PACS eRad system, along with the voice recognition and meaningful use, potentially has the opportunity of improving margins, and while we may not see that fully in 2012, because we will be rolling this out on a region-by-region basis over the next 11 months, by the time we roll into 2013, the full impact of all of these initiatives is going to be very, very substantial, and as I say, we’re working on perhaps quantifying that a little bit more carefully, as well as the timing of it, and I’ll have more information regarding that on the fourth quarter call and when we give our guidance for 2012.

Brian:	Okay. Thanks, guys.

Dr. Howard Berger:	Thanks, Brian.

Operator:	We’ll take our next question from Darren Lehrich with Deutsche Bank.

Brian Zimmerman:	Thanks and good morning. This is Brian Zimmerman in for Darren. My first question is, in regards to your $100 million additional reserve for bundling CT rates, pricing pressure seems to be a little more than you were expecting. Can you provide a little more color on how this change is affecting pricing?

Mark Stolper:	Sure. Yes, it was a $1 million not a $100 million …

Brian Zimmerman:	Yes, sorry, 1 million.

Mark Stolper:
No problem.  Well, yes, let me give you a little color on it.  When we made our estimate at the beginning of the year, remember, what CMS did, was they took two codes which we were historically reimbursed separately for and they combined them into a new CPT code.  That took the whole industry by surprise, including the private payors who key off those same CPT codes to provide us reimbursement, and none of those private payors had established a reimbursement for that new combined code.  So, when we made our estimation, it was very easy to calculate fairly accurately what the Medicare impact would be, because it’s simply one payor and that price was already set, and there were no negotiations, obviously, with CMS, who are a price taker for our Medicare business, like the rest of the industry, but what we had to the estimate to the best of our ability is what kind of pricing we would be able to negotiate with the many, many, many private payors that we contract with across the United States.  Most of those payors, at the time we made the estimate, weren’t even aware of this issue and we were the first ones to bring this up to them, to establish a dialogue.

So, we’re really doing our best, but it was somewhat of a stab in the dark, and I think we’ve been fairly accurate, but as those negotiations have taken place throughout the year, we thought it was prudent to put in an additional $1 million reserve, essentially, taking our estimate from an $8 million impact to a $9 million impact for the year as we see these collections coming in and as we see some of these negotiations, you know, unfolding.

Brian Zimmerman:	Okay, that’s helpful. Then, looking at your $1 million impact from Irene, how are you going about quantifying those losses and what gives you confidence that the scans didn’t come back later in the period?

Dr. Howard Berger:
Mark, I’ll take that one.  What we did on that, Brian, is that we looked at our volumes in the beginning of August and in September and compared it to the week that we lost—not the week that we lost, but the impact from these various factors.  And by the way, it wasn’t just Irene.  People focus in on the hurricane itself, but it’s really, prior to the hurricane, of all things, a company that’s headquartered in California had an earthquake on the East Coast affecting its centers, so that provided a little bit of excitement and down time at some of our centers that had to be evacuated.  Then there was the hurricane, and the hurricane itself primarily affected the northern New Jersey and New York area centers, but then it was the aftermath of the centers and power outages that caused down time.

The reason that you don’t make up these scans is that it doesn’t just affect, you know, our imaging centers.  It also affects patients and their ability to get to doctors’ officers, where new referrals occur.  It affects the ability of those doctors who refer to patients to even open their offices.  So, what happens is there’s just a shift of the patient volume that basically we feel was pushed back about a week.  The other reason we’re comfortable with that number is not only did we see a rather dramatic upswing in the September volumes, particularly in the last three weeks of the month, that increase has accelerated through October.  So, if the impact had been just taking that lost volume and shifting it out over a few days, you would have expected to have leveled off, but, in fact, surprisingly and nicely, volumes have been not only increasing in October, but in some modalities we are at record highs compared to the last couple of years.

Brian Zimmerman:	Okay. Thanks a lot, guys.

Mark Stolper:	No problem.

Operator:	We’ll take our next question from Henry Reukauf with Deutsche Bank.

Henry Reukauf:	Good morning, guys. Just a couple of questions. First, on the bundling, I guess the $8 million estimate, you’ve reduced, I guess, the income statement. Is the cash flow effect of that out of the Company yet. I know you’ve been holding back some AR. So, are we actually going to see an inflow as you release that? Just how will that work?

Mark Stolper:	Yes, I would expect in the fourth quarter that our AR balance will likely go down, but for the addition of the CML acquisitions. In other words, we bought the working capital, because we did a stock deal with CML, so we will have AR increasing in the fourth quarter in aggregate, but if you were to strip that out, I would expect that our AR would go down, meaning that we pulled in a lot of money from private payors where negotiations were completed either after the quarter and/or before the quarter end money, you know, was being remitted on some of those billings that we were holding. So, yes, you’ll see a nice working capital benefit.

Henry Reukauf:	Okay.

Dr. Howard Berger:	Let me add to that, Mark. I think the best way, and what we will be using to track that—as Mark pointed out in his section, that the DSOs had actually gone out. We would expect the DSOs to come back down, in keeping with what we’re seeing, in the way of substantial cash flow improvement here towards the end of September and into October, and that’s probably the best measure of looking at, really, the recovery of withholding those bills, because there should be no reason why our DSOs shouldn’t go back down to normal since that’s the primary reason why they went up.

Henry Reukauf:	Then, on the same store, I guess, volume increase of 2.5%, I think I remember you saying last quarter that you’re very pleased with that and it still continues to look really good. I thought maybe that would drift off a little bit. Is it just that you’re picking up share or is it that, you know, somebody closed, you know, some in one area, one of your geographic areas and it’s kind of given you a bump that we might lap. How would you look at the same store that’s been going up?

Dr. Howard Berger:
Yes, good question and I think there’s actually two answers to that.  The first is, as I have said before, I do believe this a zero-sum game at this point in time and either keeping stable or improving our volumes is generally at the cost of other providers.  I think you are correct, that there are providers, I should say, that are just closing their doors, for a variety of reasons; obviously, some related to volume, some related to reimbursement, some related to, you know, the difficulties of getting capital for upgrades, or the lack of wisdom for doing that, and we’ve kind of outlined all of those.  So, I think we are gaining in our markets, both directly and indirectly, by efforts that we have both on marketing and operational level.

However, I should also point out, and as Mark indicated, although we didn’t emphasize, that the biggest increase we saw was in our MRI volume, and in the second and third quarters of last year we elected to do some aggressive cap ex spending on new technology, primarily for MRI systems.  As you might have noted—Mark, correct me if I’m wrong—I think that increase in MRI volume was about 12.5%.

Mark Stolper:	It was 12.1% in aggregate. On a same-center basis, it was 2%.

Dr. Howard Berger:	I’m sorry, go ahead, Mark. What we’re you saying.

Mark Stolper:	On a same-center basis, it was 2%, but in aggregate, it was 12.1%.

Dr. Howard Berger:	Right, and I believe that we are taking additional share as a result of us doing some significant technology upgrades, both for Highfield MRI scanners, namely, the 3 Tesla variety, as well some of the new Highfield open systems, which have had a dramatic impact at several of our centers on the East Coast markets. So, I think we are being prudent in our cap ex and a lot of it towards the latter part of this year has been for more growth cap ex than it was maintenance cap ex, and I think we’re seeing some of those results by us continuing or increasing our volumes, primarily looking at MRI, which is the most profitable part of the business.

Henry Reukauf:	Okay. On the CMI acquisition, am I right in thinking that was like around a three to four times multiple, which is kind of your target?

Dr. Howard Berger:	Well, it’s hard to be specific on the multiple because I think the EBITDA is yet to be realized as a consequence of the integration and synergies. If we achieve those kind of levels, which we think we can easily do, I think that assumption would be correct, but I think, based on historical information, on the CML performance asset as it currently is, we have factored significant savings for us to achieve that kind of performance as part of our acquisition criteria. And, again, I want to emphasize that we have not added any additional potential benefit from further consolidation and potential reimbursement and opportunity as a result of us ratcheting up significantly our presence in the Maryland marketplace.

Henry Reukauf:	So, should I—I’m thinking about the model. Should I assume that there pretty much wasn’t a lot of EBITDA coming out of those assets on a historical basis?

Dr. Howard Berger:	Well, let’s say there wasn’t a lot and it wasn’t anywhere near consistent with our operating models.

Henry Reukauf:	Okay. They had multi-modality centers or was it a …

Dr. Howard Berger:	Yes, a good question. They’re almost all multi-modality centers, which is another extraordinary positive for us.

Henry Reukauf:	Okay. Then, just to repeat, you’ve said this already, but there is no need—the capital there is all up to date, there’s no need to, I think, as you did with Radiologix, you know, have an ongoing cap ex upgrade program for a period of time?

Dr. Howard Berger:	Right, there’s no immediate large capital needs for either of the markets that we bought those assets in.

Henry Reukauf:	Okay. Thanks a lot.

Dr. Howard Berger:	Thank you.

Operator:	We’ll take our next question from Miles Highsmith with RBC Capital Markets.

Miles Highsmith:	Hi. Good morning, guys. Can you give us a sense, even just ballpark, for your goal as to how long you’d like to achieve a similar margin with the CML assets? Are we talking a couple of years, more or less?

Dr. Howard Berger:	Miles, a couple of years? You know, I’m not a young guy anymore, Miles. I don’t have a couple of years here. No, some of these will be faster than others. There are efforts underway, literally, as we speak, to focus primarily on the corporate side of it, which is where we will get the most significant early savings. In our modeling, that will get us to the goals that we need, from a performance standpoint, to keep this in the range of acquisition cost that I think Henry just asked about. That part of it, we believe could be primarily achieved in probably 60 to 90 days. So, we’re on a very fast track for the first phase of that. The second phase of that really goes down to the operational and center level, where we then begin putting common platforms, like for service and purchasing and other things, and that portion of it is probably 90 to 180 days. Somewhere within the first year, we’d like to be in a position to look at other potential consolidations that might occur, where appropriate, you know, at center level. So, I would hope, although we won’t see it fully in 2012, but certainly by the fourth quarter, I think the majority of the savings that we want to achieve will be in place, so that by 2013 we will realize and have gotten us to the kind of operating performance that is consistent with the rest of the RadNet centers.

Miles Highsmith:	Okay, that’s helpful. Then, just another question for you broadly. Realizing you pay the lesser HOPS and the physician fee schedule per DRA, but as you look at the fee Schedule, it’s either kind of weighted for your most popular procedures, or in the aggregate, what’s your ballpark for sort of where the physician fee schedule is as a percent of HOPS right now?

Mark Stolper:
Sure.  You have to look at by modality, because there seems to be a bifurcation between those two schedules and how they compare on the routine versus the advanced imaging.  If you look at the advanced imaging, even today, with what’s happened with the Medicare fee schedule in terms of it being decreased for several years in a row, the majority of our advanced imaging, meaning MRI, CT and PET/CT, is being reimbursed under HOPS, and that’s why when the HOPS fee schedule, on average, is going up 1.9%, next year we’ll see some of those benefits in our reimbursement.

When we look at the routine imaging, the vast majority of our CPT codes are today being reimbursed under the Medicare fee schedule, which is lower than HOPS.  Now, obviously, as the Medicare fee schedule comes down, or if it continues to come down, more of what we will be reimbursed in the advanced imaging will be under the Medicare fee schedule.  So, in the future, we could have a larger impact based upon some of the Medicare fee schedule changes, but as of now we’re still being reimbursed under HOPS, more often than not, on the advanced imaging.

Dr. Howard Berger:	I think, Mark, just as a clarification, you’re using Medicare fee schedule and physician schedule interchangeably.

Mark Stolper:	Correct.

Dr. Howard Berger:	Okay.

Miles Highsmith:	Right. So, I guess, you know, thinking just about the advanced procedures and realizing it’s procedure by procedure and group by group, again, any kind of ballpark, is the physician fee schedule 110, 120% of HOPS, or is that the wrong zip code?

Mark Stolper:	It’s all over the place, because it’s by CPT code and we have roughly 300 CPT codes. So, in some cases, you’re still seeing a 10 to 20% premium that the Medicare fee schedule has on HOPS, and in other cases, like in the routine, you’re seeing that the Medicare fee schedule is significantly lower than HOPS, maybe by 10 to 15%. So, it’s really hard to make a generalization that would be accurate.

Miles Highsmith:	Okay, that’s fair.

Mark Stolper:	Even within modalities, the CPT code comparison between HOPS and the physician fee schedule is very different.

Dr. Howard Berger:	The other thing that would make it somewhat complicated, it really isn’t so much what it is by CPT code, that’s just the first part of it, then you have to look at the intensity within the CPT code of how many procedures you’re doing, because you could have one CPT code that has a 20% variation, but you only do, you know, one or two of them a month, versus those that are very close, which are the more common procedures, that would have a very small increase, but which you may do several orders of magnitude more than that, to get to the real overall impact of these changes.

Miles Highsmith:
No, that’s fair.  I don’t know if you guys have done any sort of weighted analysis on your procedures, as to how that looked today, but the commentary is very helpful.  Thanks.

Last one for me, Mark.  Just on the revolver capacity, how much incremental can you do there and what’s the process for that?

Mark Stolper:
Sure.  Theoretically, we could, you know, if there were banks that were willing to provide us these commitments, we could raise significantly more revolver capacity, but that wouldn’t make sense because we could only tap the revolver to the extent that we’re in covenant compliance.  So, essentially, what we can do is borrow up to our covenant compliance leverage ratio, which today, on a pro forma basis, is set to slightly under five times.  So, even if we were able to raise $200 million or $300 million of revolver capacity, we wouldn’t be able to tap that today.

We’ve never really envisioned, Miles, using the revolver as the mechanism by which we would fund acquisitions, which, essentially, is a long-term strategy.  What we would use, and have been using, a revolver is sort of a stopgap measure to fund either smaller acquisitions or, in the case of CML, you know, a larger acquisition, but we ultimately look to pay down the revolver balance, both through cash flow in the future, but potentially also through future financings of terms loans and/or bonds, which is a more permanent strategy to fund acquisitions.

It just so happens that at the time we were out there working on the CML transactions the capital markets were in disarray because of the Greek crisis and a whole bunch of European concerns, so that the debt levels traded down significantly, so it was far more attractive for us to raise this capital under the revolver than it would have been if we had to tried to go out into the capital markets and do it, an add-on under our term loan or a tack-on under our bond.

So, what we will do in the future is instead of continuing increase the capacity of our revolving credit facility, we’ll look to do something on a more permanent basis.

Miles Highsmith:	Okay. Thanks very much, guys.

Mark Stolper:	Thank you.

Operator:	We’ll take our next question from Alan Weber with Robotti & Company.

Alan Weber:	Good morning. A few questions. When you talk about the free cash flow, you talked about in the fourth quarter expecting to be able to generate cash and working capital, and if you include working capital changes, how does that factor into your free cash flow calculation?

Mark Stolper:	We define free cash flow assuming kind of working capital neutral. So, we define working capital as our EBITDA less cash capital expenditures less—I’m sorry, less total capital expenditures less cash interest expense. We believe that over time, you know, extraordinary events, like what we saw in 2011, with respect to reimbursement changes and holding billings and seeing our DSOs go up, from that, we’ll essentially be neutral.

Alan Weber:	Okay, that was my point. So, you expect the working capital kind of over time to balance out, okay.

Mark Stolper:	Yes.

Alan Weber:	Then, the other question is, with the acquisition you made, I think you said they had 70 million of revenue …

Mark Stolper:	Correct.

Alan Weber:	… and so they have the volume, they have the density and all those kind of measures. What is their issue, why it appears that their EBITDA has been so poor?

Mark Stolper:
Well, I think—I’ll add something in and then I think Howard probably has a lot to say on that.  Part of it is what’s happening in the industry.  If you look at those assets, these were the only assets that CML had in the United States.  At one point, they looked at these as a platform from which to grow a significant presence here in the U.S., and so there was a pretty substantial, or there still is a pretty substantial corporate infrastructure that’s necessary to support an operation of that magnitude, and I think as reimbursement has come down over the last three or four years, it’s very difficult, as large as they are, their lack of scale, to be able to scale down the existing regional and corporate infrastructure appropriately.

One of the big advantages that we have, having our own fairly substantial corporate infrastructure at RadNet, in general, and then our regional infrastructure in Maryland, where 16 of these 21 assets reside, is that we won’t need a lot of corporate infrastructure, or not as much corporate infrastructure to run these operations.  So, that’s going to be a big part of the savings that we’re going to see up front, as Dr. Berger said, in the next 60 to 90 days.  Then, also, as Dr. Berger said, over the next 60 to 90 days, we’ll be able to save a fair amount of money on the purchasing side and the IT side, which is also a function of scale and, you know, the relative pricing that we have with contrast providers, providers of x-ray equipment, providers of equipment services, et cetera.

I think one of the big advantages that we have, in general, and indicative of this transaction, is scale is becoming more and more important to be able to have, you know, reasonable financial results.

Alan Weber:	Okay, that’ makes sense. Then, the other question was, you know, given the acquisition you just completed, what do you think your ongoing capital spending is, say, for next year?

Mark Stolper:	Sure. This year, our guidance was to spend between $35-40 million of capital expenditures, meaning 2011, and we will be, you know, squarely in that range. We haven’t, obviously, given our guidance yet for 2012, but Dr. Berger and I, and our management team, have talked fairly extensively about this, about what 2012 might look like in terms of our capital budget, and we’re very, very confident at this point, even with the additional $70 million of revenue, that our cap ex next year will be at or below—and we think it’s likely below—where it will come in 2011.

Alan Weber:	Excluding acquisitions, is that kind of 35-40 million or less, is that sustainable even to 2013 or ’14?

Mark Stolper:	Yes. One of the things that has happened and has been benefited, that we’ve benefited by all the pressure on the industry, is that the environment for capital expenditures and capital equipment has been very favorable to companies who actually have money and continue to make those types of investments, like RadNet. Equipment prices have come down substantially. There’s a lot of used equipment or pre-owned equipment in the marketplace that are being sold by the OEMs themselves, as well as intermediaries who traffick in, or broker the sale of used equipment, and so our cap ex dollars today are going much further than those dollars did four and five years ago. So, even though it looks like we’re spending the same as what we did a couple of years ago, our dollars are actually going much further and we’re buying more equipment for those same dollars, and we think that that trend will continue, you know, into the foreseeable future.

Alan Weber:	Okay, great. Thank you very much.

Operator:	There are no further questions. Thank you.

Dr. Howard Berger:	All right. Thank you, Operator. Thank you all again for joining us on our third quarter close call and for your continued support, and those of our RadNet employees and their hard work. Management will continue its endeavor to be the market leader and provide great service and appropriate return on investment for all stakeholders. Thank you again for your time and we’ll look forward to speaking with you again on our fourth quarter and year-end close call. Thank you, Operator.

Operator:	You’re welcome. That does conclude today’s conference. We thank you for your participation.